Exhibit 99.1

Advent Software Enters into Definitive Agreement for Sale of
MicroEdge Subsidiary to Vista Equity Partners

SAN FRANCISCO — July 28, 2009 — Advent Software, Inc. (NASDAQ: ADVS), a leading provider of software and services for the global investment management industry, today announced that it has entered into a definitive agreement for the sale of its New York-based subsidiary MicroEdge, Inc. to Vista Equity Partners.  Established in 1985, MicroEdge is a leading provider of software and services to the giving community.

Under the terms of the purchase agreement, an affiliate of Vista Equity Partners will purchase all of the outstanding capital stock of MicroEdge, Inc. and subsidiaries for approximately $30 million of cash, subject to adjustment for a working capital adjustment and certain other specified items. The transaction is subject to customary closing conditions, and is expected to close early in the fourth quarter of 2009.  For more information about this agreement, please see Advent’s Form 8-K filed with the Securities and Exchange Commission today.

“MicroEdge is the leader in its field with an incredibly talented team that delivered strong results for Advent over the last few years,” said Stephanie DiMarco, Founder and Chief Executive Officer of Advent.  “We continue to believe in the long-term potential of MicroEdge’s products, but its sale will allow Advent to intensify our focus and redeploy resources within our core business.  We are confident that MicroEdge’s employees and customers will remain in good hands as Vista is a well respected software investor.”

Robert Smith, Managing Principal of Vista Equity Partners, commented, “We are long-term investors in software companies that are committed to market leadership and are very excited about working with MicroEdge.  What impressed us most about MicroEdge is the breadth and depth of their solutions, the employees’ focus on their customers and the Company’s impressive client base. We look forward to working with the management team in continuing to serve the needs of their current customers as well as investing in their current platform to offer additional solutions to both existing and new customers.”

Details of the expected financial impact of this transaction will be discussed on Advent’s second quarter 2009 earnings conference call scheduled for July 28, 2009 at 5:00 pm ET.

JMP Securities LLC acted as the exclusive financial advisor to Advent Software, Inc. in this transaction.

About Vista Equity Partners

Vista Equity Partners, a private equity firm with offices in San Francisco and Chicago, has over $2.3 billion in equity capital under management. Vista was founded in 2000 and is focused on equity transactions involving enterprise software businesses and technology-enabled solutions companies. Over the last nine years, Vista Equity Partners has successfully demonstrated its ability to create value through a disciplined investment focus on companies that offer mission-critical software and technology-enabled solutions.  For more information on Vista visit www.vistaequitypartners.com.

About MicroEdge

Established in 1985, MicroEdge, Inc. (www.microedge.com), a subsidiary of Advent Software, Inc., is the leading provider of software and services to the giving community worldwide. MicroEdge solutions deliver a powerful, integrated, and open framework for efficient and effective charitable giving. The company is committed to providing the best technology toolset for foundations, corporations, government agencies, donors, advisors and financial institutions. Together, these tools help organizations to work with one another to raise, invest, manage and award charitable currency. MicroEdge, Inc. is headquartered in New York City with regional offices throughout the U.S. and Europe, and supports thousands of clients worldwide.

About Advent

Advent Software, Inc., a global firm, has provided trusted solutions to the world’s financial professionals since 1983.  Firms in 60 countries rely on Advent technology to run their mission-critical operations.  Advent’s quality software, data, services and tools enable financial professionals to improve service and communication to their clients, allowing them to grow their business while controlling costs.  Advent is the only financial services software company to be awarded the Service Capability and Performance certification for being a world-class support and services organization.  For more information on Advent products visit http://www.advent.com/about/resources/demos/pr.

Forward-looking Statements

This press release includes “forward looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements in this press release include, without limitation, statements regarding: the expected timing of the closing of the sale; the anticipated proceeds, the expected benefits of the divestiture to Advent’s leadership and market position; our expectations regarding improvements in our internal operations and resources; our expectations regarding the operation of MicroEdge after completion of the transaction; and other matters that involve known and unknown risks, uncertainties and other factors that may cause Advent’s actual results, levels of activity, or performance to differ materially from that expressed or implied by this press release.  Such risk factors include, among others: difficulties encountered in divesting and providing transition services to MicroEdge; achieving expected benefits; uncertainties as to the timing of the merger; the satisfaction of closing conditions to the transaction; and changes in market and economic conditions. Actual results may differ materially from those contemplated in the forward-looking statements in this press release.  Additional information concerning these and other risk factors is contained in Advent’s most recently filed quarterly report on Form 10-Q and 2008 annual report on Form 10-K, copies of which may be obtained by contacting Advent Software at (415) 645-1787 or by visiting Advent’s Investor Relations Web site at www.advent.com.  The Company disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Advent, the Advent logo and Advent Software are registered trademarks of Advent Software, Inc.  All other company names or marks mentioned herein are those of their respective owners.